As filed with the Securities and Exchange Commission on May 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The RealReal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-1234222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Francisco Street, Suite 600
San Francisco, California	94133
(Address of Principal Executive Offices)	(Zip Code)

THE REALREAL, INC. 2019 EQUITY INCENTIVE PLAN

THE REALREAL, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Todd Suko

Chief Legal Officer and Secretary

55 Francisco Street

Suite 600

San Francisco, CA 94133

(855) 435-5893

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.00001 per share (the “Common Stock”)
- Reserved for issuance under The RealReal, Inc. 2019 Equity Incentive Plan (the “EIP”)	8,758,699 (2)	$23.06 (3)	$201,975,599	$22,035.54
- Reserved for issuance under The RealReal, Inc. Employee Share Purchase Plan (the “ESPP”)	1,751,739 (4)	$19.60 (5)	$34,334,084	$3,745.85

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock as may become issuable pursuant to the provisions of the EIP or ESPP relating to adjustments for changes resulting from a share dividend, share split, recapitalization or similar transactions.

(2)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the EIP on January 1, 2020 and January 1, 2021 pursuant to an “evergreen” provision contained in the EIP. Pursuant to such provision, the number of shares reserved for issuance under the EIP automatically increases annually on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2020, and continuing until (and including) the fiscal year ending December 31, 2029, with such annual increase equal to the lesser of (i) 8,000,000 shares of Common Stock, (ii) 5% of the number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year, and (iii) an amount determined by the Registrant’s board of directors.

(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $23.06 per share, which is the average of the high and low prices of a share of Common Stock on May 6, 2021, as reported on the Nasdaq Global Market.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the ESPP on January 1, 2020 and January 1, 2021 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, the number of shares reserved for issuance under the ESPP automatically increases annually on the first day of each fiscal year during the term of the ESPP, commencing in 2020, by an amount equal to the lesser of (i) 1,750,000 shares of Common Stock; (ii) 1% of the total number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year; and (iii) such number of shares of Common Stock as may be established by the Registrant’s board of directors.

(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $23.06 per share, which is the average of the high and low prices of a share of Common Stock on May 6, 2021, as reported on the Nasdaq Global Market. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be the lesser of (i) 85% of the fair market value of a share of Common Stock on the first business day of the offering period and (ii) 85% of the fair market value of a share of Common Stock on the exercise date.

NOTE

REGISTRATION OF ADDITIONAL SHARES AND INCORPORATION OF CERTAIN INFORMATION

BY REFERENCE PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by The RealReal, Inc., a Delaware corporation (the “Registrant”), to register 8,758,699 additional shares of common stock, par value $0.00001 per share (the “Common Stock”), reserved for issuance under the Registrant’s 2019 Equity Incentive Plan (the “EIP”) and 1,751,739 shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan (the “ESPP”) pursuant to the provisions of those plans providing for an automatic annual increase in the number of shares reserved for issuance under such plans. This Registration Statement hereby incorporates by reference the contents of the Registrant’s earlier registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 3, 2019 (Registration No. 333-232528) to the extent not superseded hereby. In accordance with the instructional note to Part I of Form S-8 promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 1, 2021;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 10, 2021;

(3)	The Registrant’s current reports on Form 8-K, including any amendments thereto, filed with the Commission on February 19, 2021, March 8, 2021 and March 16, 2021; and

(4)

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 21, 2019, as updated by Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the Commission on August 7, 2020, and as subsequently amended and updated from time to time.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Description

4.1	The RealReal, Inc. Employee Stock Purchase Plan, as amended and restated on February 19, 2020 (incorporated by reference to Exhibit 10.25 of the Registrant’s Annual Report on Form 10-K (No. 001-38953), filed with the Commission on March 11, 2020).

*5.1	Opinion of King & Spalding LLP with respect to validity of issuance of securities.

*23.1	Consent of King & Spalding LLP (included as part of Exhibit 5.1 hereto).

*23.2	Consent of KPMG LLP, independent registered public accounting firm.

*24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 10th day of May, 2021.

The RealReal, Inc.

By	/s/ Julie Wainwright
Name	Julie Wainwright
Title	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Julie Wainwright, Matt Gustke and Todd Suko and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Julie Wainwright Julie Wainwright	Chairperson and Chief Executive Officer (Principal Executive Officer)	May 10, 2021

/s/ Matt Gustke Matt Gustke	Chief Financial Officer (Principal Financial Officer)	May 10, 2021

/s/ Steve Lo Steve Lo	Vice President, Corporate Controller (Principal Accounting Officer)	May 10, 2021

/s/ Chip Baird Chip Baird	Director	May 10, 2021

/s/ Caretha Coleman Caretha Coleman	Director	May 10, 2021

/s/ Emma Grede Emma Grede	Director	May 10, 2021

/s/ Karen Katz Karen Katz	Director	May 10, 2021

/s/ Rob Krolik Rob Krolik	Director	May 10, 2021

/s/ Michael Kumin Michael Kumin	Director	May 10, 2021

/s/ Niki Leondakis Niki Leondakis	Director	May 10, 2021

/s/ Carol Melton Carol Melton	Director	May 10, 2021

/s/ James Miller James Miller	Director	May 10, 2021